EXHIBIT 10.22

Entrust Agreement

Trustor: L&L International Holdings, Inc.

Registered Address: 130 Andover Park East, Suite 101, Seattle, WA 98188

Representative: Dickson Lee

Trustee: HAN Jun ID No.: 530103195910180614

WHEREAS:

1. Trustor and trustee entered into a trust agreement on April 28, 2008.

Now therefore, on the mutual agreements, it is agreed as follows:

1.	Trustor authorizes Trustee to hold the 80% interests of the ownership in Shizong County DaPuAn Coal Mine and Luoping County A’ang Town SuTsong Coal Mine and their assets (the “Interests”) on behalf of Trustor.

2.	Without written consent of Trustor, Trustee shall not dispose of the Interests.

3.	Governing Law and Dispute Resolution

     The execution, validity, construing and performance of this Agreement and the resolution of disputes under this Agreement shall be governed by the laws of China. The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation after such dispute is raised, each party can submit such matter to the court with appropriate jurisdiction.

4.	This agreement will be executed in 2 counterparts and each party will hold one. This agreement takes into effect after the execution of each party.

The remainder of this page is intentionally left blanket and execution page follows

[Execution Page of Entrust Agreement]

Trustor: L&L International Holdings, Inc.

Representative: /s/ Dickson V. Lee

Name: Dickson Lee

Title: Chairman

Trustee: HAN, Jun

/s/ HAN, Jun (Stamp)